Exhibit 99.3

Employee FAQ

1.	Why are you selling the Company?

After a thorough evaluation, the Board concluded that this transaction would deliver a substantial return to our shareholders with significant immediate value.

The $19.00 per share represents a premium of almost 40% over Del Monte’s average closing share price during the past three months.

2.	Who are KKR, Vestar Capital Partners, and Centerview Partners?

KKR, Vestar Capital Partners and Centerview Partners are the investment firms that have entered into an agreement to acquire Del Monte Foods.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global alternative asset manager with $55.5 billion in assets under management as of September 30, 2010. With over 650 people and 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR invests in high-quality franchises across multiple industries, including current and previous consumer and retail investments such as Sealy, Dollar General, Pets at Home, Oriental Brewery, WILD, Duracell, Gillette, RJR Nabisco and Safeway. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR’s website at www.kkr.com.

About Vestar Capital Partners

Vestar is a leading international private equity firm specializing in management buyouts and growth capital investments with $7 billion in assets under management. The firm targets companies in the U.S. and Europe in five key industry sectors: consumer, diversified industries, healthcare, media/communication, and financial services. Current and previous Vestar investments in consumer products companies include Birds Eye Foods, Sun Products Corporation, Michael Foods, Remington Products and Celestial Seasonings. Since the firm’s founding in 1988, the Vestar funds have completed more than 67 investments in companies with a total value of more than $30 billion. Vestar has operations in New York, Boston, Denver, Milan, Munich, and Paris. For more information, please visit Vestar’s website at http://www.vestarcapital.com

About Centerview Partners

Centerview Partners operates a private equity business and an investment banking advisory practice. Centerview’s private equity business is based in Rye, New York and is focused exclusively on making investments in US middle- and upper-middle market consumer businesses. With approximately $500 million in committed capital, the firm seeks to leverage its operational expertise and deep consumer industry relationships in partnership with existing owners and management to achieve strategic and operational excellence. More information about the firm is available at www.centerviewpartners.com.

3.	Why sell the Company now?

After a thorough and careful analysis, which included examining potential alternatives, the Del Monte Board concluded that this transaction would provide significant value to Del Monte’s shareholders.

4.	What does this mean for Del Monte?

We believe this is a positive opportunity for Del Monte. As a private company, Del Monte will be better able to focus on long-term value creation without the constraints of shorter-term public market milestones.

In addition to delivering a substantial return to our current shareholders, this transaction positions the Company well for the future. We believe that this transaction will further enable our Company to continue to successfully grow, building on the foundation our team put in place. Further, KKR, Vestar, and Centerview are preeminent and experienced investment firms that share our vision about our strategy and long-term objectives.

5.	Why did management not inform employees first? Why did I have to read about it in the newspapers?

We understand that not hearing from management sooner must have been frustrating. However, because we are a public company and are constrained by securities law and other legal considerations, we were not able to inform employees before we formally notified the public of an approved transaction. Unfortunately, the same legal limitations prevented us from commenting on the rumors and media coverage last week.

6.	What happens now?

Although we have now announced an agreement among Del Monte and KKR, Vestar, and Centerview, the transaction has not yet closed. Closing of the transaction remains subject to approval by Del Monte shareholders. However, before that occurs, Del Monte’s board of directors will first solicit alternative acquisition offers.

Del Monte will file a preliminary proxy statement with the SEC in the coming weeks, which will contain additional details regarding the transaction. We will post the proxy statement to our internal teamsite at that time.

Subject to receipt of shareholder approval and other customary conditions, it is expected that the transaction will be completed by the end of March 2011.

7.	What does today’s announcement mean for my job?

KKR, Vestar, and Centerview have said that they believe Del Monte is an outstanding company and that they believe our solid foundation, together with the high quality of our employees, will position us well into the future. Most employees’ jobs will be unchanged as a result of this announcement.

While we cannot speculate on future business developments resulting from this transaction, we can say that KKR, Vestar, and Centerview have expressed sincere and great confidence in Del Monte’s business and its talented base of employees.

We anticipate that the transaction will close by the end of March 2011, during which time the Company will – and must – operate business as usual.

While we understand that this news has the potential to be distracting, it’s extremely important that we remain 100% focused on our business and continue to deliver the superior products and service that our customers and consumers rely upon.

8.	Will there be layoffs?

At this time there are no layoffs planned as a result of this transaction.

9.	Do I still work for Del Monte? Or do I work for KKR, Vestar, and Centerview?

Del Monte employees will continue to work for Del Monte. After the closing, Del Monte will simply have new owners.

10.	What is the role of the management team?

The broad management team will continue to lead the Company going forward, and Rick Wolford and Dave Meyers will retain a key role in the transition over the next few months. Rick and the existing senior management team are focused on leading the Company through this transition in such a way that we close the deal with even more momentum than today. Additional details regarding the makeup of the senior management team will become clearer as the transaction close nears.

11.	What is KKR, Vestar, and Centerview’s management role? Do they “run” the Company?

While all of the details have to be worked out, it is anticipated that KKR, Vestar, and Centerview will appoint a new Del Monte Board of Directors. This Board will provide guidance and governance, just as Del Monte’s current Board of Directors does today.

12.	What will happen to the Del Monte stock or options that I own?

Upon completion of the transaction, all shares of Del Monte common stock will be purchased for $19.00 per share in cash. Unvested options will vest and unexercised options will automatically be cashed out based on the transaction price.

13.	What is the impact on employee benefits?

Del Monte has a comprehensive array of benefit plans for its employees. KKR, Vestar, and Centerview have agreed to maintain the existing cash compensation and benefit programs at least through the end of F12.

14.	Will Del Monte’s headquarters remain in San Francisco?

Del Monte plans to maintain a corporate presence in both the San Francisco Bay Area and in Pittsburgh, and our corporate headquarters will remain in San Francisco. The move to One Maritime Plaza in San Francisco will also proceed as planned.

15.	How should I respond to questions from the media, investors, consumers, suppliers or customers about the transaction?

This is a very unique situation in terms of communications. The SEC has communication ground rules that we must follow between the announcement today and the shareholder vote on the transaction. Please speak with your functional VP before engaging in any internal or external communication, to ensure you are in compliance with these guidelines.

It’s critical that all external inquiries are routed through the appropriate Del Monte representatives. Employees are not authorized to respond to external inquiries on their own.

Please direct all inquiries to the below contacts:

Media: 1 (415) 247-3420 / media.relations@delmonte.com

Investors: 1 (415) 247-3382 / investor.relations@delmonte.com

Consumers: 1 (800) 543-3090 / consumeraffairs@delmonte.com

Suppliers: 412-222-8034 / procurement@delmonte.com

Customers: customer.relations@delmonte.com

16.	If I have any additional questions, who can I contact?

We encourage you to speak with your manager. While the transaction process places some limits on what we can communicate, we will share the status of the transaction as best we can.

Additional Information and Where to Find It

In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Del Monte Foods Company, Attn: Corporate Secretary, P.O. Box 193575, San Francisco, California 94119-3575, telephone: (415) 247-3000, or from the Company’s website, http://www.delmonte.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 16, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.